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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, made as of the 2nd day of June, 1997, between Filene's Basement, Inc. (hereinafter called the "Employer"), and William J. Carothers (hereinafter called the "Employee").

     In consideration of the employment to be provided and the payments to be made as set forth in this Agreement, it is agreed by and between the parties hereto as follows:

                                    ARTICLE 1

                                   EMPLOYMENT

1.1 TERM AND DUTIES. The Employer shall employ the Employee, and the Employee shall serve the Employer, as President and Chief Operating Officer of the Employer for the Term (as hereinafter defined). During the Term, the Employee shall perform and discharge, faithfully, diligently and to the best of his ability, the duties and responsibilities as President and Chief Operating Officer and in conformity with the directions of the Board of Directors of the Employer (the "Board") or its designee and shall devote to the performance of such duties and responsibilities his full time and attention. The Employee shall be excused from performing any services hereunder during periods of temporary disability and during vacations in accordance with the Employer's disability and vacation policies. (See Exhibit A for Vacation Policy). For purposes of this Agreement, "Term" means the period commencing on July 1, 1997 and ending on January 31, 2001. Notwithstanding the foregoing, the Employer may, by written notice to the Employee, elect to extend the Term beyond January 31, 2001, and if the Employer so elects, the Term shall be extended on the date of such election and on each day thereafter ("Renewal Date") to the third anniversary of such Renewal Date unless on or before any Renewal Date the Employer shall give notice to the Employee that the Term shall not be so extended. (Therefore, if the Employer, prior to January 31, 2000, shall give notice to the Employee that the Term shall not be extended, the expiration date of the Term shall remain January 31, 2001. If, however, the Employer gives notice to the Employee on or after January 31, 2000 that the expiration date of the Term shall not be extended, the expiration date of the Term shall be the third anniversary of the date such notice is given.) References to the Term shall be deemed to refer the Term as extended from time to time. The Employer shall also, acting through the Board, seek to obtain the Board's nomination of the Employee as a member of the Board, but the failure of the Employee to be elected as a director by the stockholders shall not constitute a breach of this Agreement by the Employer.

1.2 COMPENSATION. In consideration the Employee's services during the Term, the Employer shall pay the Employee cash compensation at an annual rate not less than

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the greater of his current base salary as set forth on EXHIBIT A hereto or the base salary of the Employee most recently approved by the Board or its designee ("Base Compensation"). The Employee's Base Compensation shall be subject to such increases as may be approved by the Board or its designee.

1.3 PAYMENT SCHEDULE. The Base Compensation specified in Section 1.2 hereof shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term. Any bonus compensation shall be payable at such time as the Employer pays bonus compensation to its other senior executives.

1.4 EXPENSES. During the Term the Employer shall be allowed reasonable traveling expenses commensurate with his position and shall be furnished office space, assistance and accommodations to the character of his position with the employer and adequate for the performance of his duties hereunder.

1.5 TERMINATION IN CASE OF DISABILITY. The Employee shall not be in breach of this Agreement if he shall fail to perform his duties hereunder because of physical or mental disability. If for a continuous period of 12 months during the Term the Employee fails to render services to the Employer because of the Employee's physical or mental disability, the Board or its designee may end the Term prior to its stated termination date. If there should be any dispute between the parties as to the Employee's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon in writing for the purpose by the parties or their representatives, or failing agreement within 10 days of a written request therefor by either party to the other, then one designated by the then Chief Executive Officer of Massachusetts General Hospital, Boston, Massachusetts. All expenses related to and including any medical, psychological, or physical test performed or recommended by such physician shall be borne by Employer. The written opinion of such physician as to the matter in dispute shall be final and binding on the parties. In the event of the termination of the Employee's employment by reason of disability, the Company shall pay the Employee (a) an amount equal to any Base Compensation through the termination date which is unpaid as of such termination date, (b) an amount equal to the sum of any annual bonus unpaid as of such termination date for any year ending prior to the year in which the termination occurs, and (c) for the year in which such termination date occurs, an amount equal to the "Prorated Annual Bonus" (which shall mean that portion of the annual bonus that the Employee would have earned, if he had remained employed for the entire year, multiplied by a fraction of which the numerator is the number of days during which the Employee remained employed in such year and the denominator is 365) .

1.6 TERMINATION IN CASE OF DEATH. The Employee's employment shall terminate upon his death. In such event the Company shall pay to such person as the Employee


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shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (a) an amount equal to any Base Compensation through the termination date which is unpaid as of such termination date, (b) an amount equal to the sum of any annual bonus unpaid as of such termination date for any year ending prior to the year in which the termination occurs, and (c) for the year in which such termination date occurs, an amount equal to the Prorated Annual Bonus.

1.7 TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If the Employer terminates the Employee without "Cause" (as defined below) because his services will no longer be required during the remainder of the Term, the Company shall pay the Employee (a) if such notice of termination is given prior to January 31, 2000, the greater of (x) $180,000 or (y) an amount equal to the Base Compensation payable from the date of Termination through the end of the Term, and (b) if such termination occurs after January 31, 2000, an amount equal to the Base Compensation payable from the date of termination through the end of the Term, such payments to be made in monthly installments by the Company until paid in full. In addition, the Company shall cause all of the Employee's stock options to vest and become immediately exercisable in full.

1.8 MITIGATION. If the Employee receives notice from the Employer pursuant to
Section 1.7 hereof, the Employer shall acknowledge by notice to the Employee that the Employee offered to continue to render services to the Employer in accordance with the terms hereof and that such offer was rejected, and the Employee (subject to Section 2.2 and Section 2.3 hereof) shall be free to become actively engaged with another business and shall use his best efforts to find other comparable employment. Upon the payment to the Employee of compensation for employment or other services by any unaffiliated third party, the Employee shall automatically cease to be an employee of the Employer. The Employee shall promptly notify the Employer of any such employment or other services and of the compensation received, to be received or receivable from this subsequent employer or any such third party. Any amounts received or receivable by the Employee during the remainder of the Term as a result of his employment by or services to another employer or third party shall be applied to mitigate and thereby reduce the amounts payable to the Employee under the provisions of
Section 1.7.

1.9 TERMINATION FOR CAUSE. The Employer may terminate the employment of the Employee and this Agreement and all of its obligations hereunder, except for obligations accrued but unpaid to the effective date of termination, for Cause upon notice given pursuant to this Section. As used in this Agreement, the term "Cause" shall mean:


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(a)  an intentional act of fraud, embezzlement, theft or any other material violation of law whether or not in connection with the Employee's duties or in the course of his employment with the Employer;

(b)  intentional wrongful damage to material assets of the Employer;

(c) intentional wrongful disclosure of material confidential information of the Employer;

(d) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty; or

(e) intentional breach of any of the Employee's covenants contained in this Agreement or any stated material employment policy of the Employer.

     No act, or failure to act, on the part of an Employee shall be deemed "intentional" if it was due primarily to an error in judgement or negligence, but shall be deemed "intentional" only if done, or omitted to be done, (a) by reason of gross negligence or (b) by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Employer. Failure to meet performance standards or objectives of the Employer, other than by reason of gross negligence, shall not constitute Cause for purposes hereof.

                                   ARTICLE II

                       CERTAIN OBLIGATIONS OF THE EMPLOYEE
                       -----------------------------------

2.1 NO PARTICIPATION IN OTHER BUSINESSES During the Term (except as otherwise expressly provided in Section 1.8 hereof) the Employee shall not, without the consent of the Board or its designee, become actively associated with or engaged in any business other than that of the Employer or a division or affiliate of the Employer, and he shall do nothing inconsistent with his duties to the Employer. If the Employee shall breach his obligations under this Section, he shall promptly reimburse the Employer for any monies paid by the Employer in connection with his relocation during the Term or in contemplation of the signing of this Agreement, including, without limitation, any bonus or relocation expenses paid for or incurred by the Employer, including, without limitation, carrying costs for property purchased from or on behalf of the Employee. Any such reimbursement shall be in addition to any other remedy for breach of this Agreement that the Employer may be entitled to at law or in equity.

2.2 TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee agrees to execute and deliver to the Company the Confidentiality Agreement attached as EXHIBIT B and further agrees that he shall not (either during the Term or thereafter) without the consent of the Employer disclose to anyone outside of the Employer, or use in other than the Employer's business, trade secrets or confidential information relating to the Employer's business in any way obtained by him while employed by the Employer

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2.3 NONCOMPETITION. It is recognized by the Employee and the Employer that
Employee's duties hereunder will entail the receipt of trade secrets and confidential information, which include not only information concerning the Employer's current operations, procedures, suppliers and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information have been developed by the Employer and its affiliates at substantial cost and constitute valuable and unique property of the Employer. Accordingly, the Employee acknowledges that the foregoing makes it reasonably necessary for the protection of the Employer's business interests that the Employee not compete with the Employer or any of its affiliates during the Term and during any period in which the Employee is being paid post-termination compensation (hereinafter the "Noncompete Period"). The Employee shall not, during his employment by Employer and during the Non Compete Period, have an investment of $100,000 or more in a Competing Business (as hereinafter defined) and shall not render any services or assistance to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or in any other capacity. If the Employee shall breach the covenants contained in this Section 2.3 or in Section 2.2 hereof, the Employer shall have no further obligation to make any payment to the Employee pursuant to this Agreement and may recover from the Employee all such damages as it may be entitled to at law or in equity. In addition, the Employee recognizes that any such breach could cause irreparable injury to the Employer for which money damages may be inadequate, and therefore consents to Employer's institution of injunctive relief or other equitable proceedings to protect Employer's rights.

      (a) As used in this Agreement, the Term "affiliate" shall mean, with respect to a particular person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and a person shall be "unaffiliated" with another person if such persons are not affiliates with respect to one another.

      (b) As used in this Agreement, the term "Competing Business" shall mean any business which:

                              (i) at the time of determination, is substantially
                    similar to the whole or in a substantial part of the business conducted by the Employer or any of its divisions or affiliates;

                              (ii) at the time of determination, is operating a
                    store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, if such store or any of such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Employer, or any of its division's or affiliates, is operating a store or stores which, during its or their fiscal year preceding the determination,


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                    had aggregate net sales, including sales in leased and
                    licensed department, in excess of $10,000,000; and

                              (iii) had aggregate net sales at all its
                    locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Employee made such an investment therein, or first rendered personal services thereto, in excess of $25,000,000.

2.4 CONFLICTS OF INTEREST. The Employee shall not engage in any activity that would violate the Employer's Conflict of Interest, Business Ethics Statement or Code of Conduct applicable to employees of the Employer.


                                   ARTICLE III

                                CHANGE IN CONTROL

3.1 EFFECT OF CHANGE IN CONTROL. If a Change in Control (as hereinafter defined) shall occur on or prior to the expiration date of the Term or during any period in which the Employer was an affiliate of Filene's Basement Corp. (the "Company"), the Term shall be automatically extended to a date which is three years from the date on which such Change in Control is consummated, unless the Employer has given notice to the Employee pursuant to Section 1.7 hereof prior to such Change in Control. As used in this Agreement, "Change in Control" shall have the meaning set forth in EXHIBIT C.

3.2 PARACHUTE LIMITATION. Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), is at least three times the "base amount" determined under such Section 280G, then the Base Compensation otherwise payable under this Agreement and any other amounts payable hereunder or any other severance plan, program, policy or obligation of the Employer or any other affiliate thereof shall be reduced so that the aggregate present value of the parachute payments to the Employee, determined under such Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment." Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Employer at its cost as acceptable to the Employee.

                                   ARTICLE IV

                                  MISCELLANEOUS



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4.1 ASSIGNMENT. This Agreement may be assigned by the Employer to any of its affiliates. This Agreement shall not otherwise be assignable by the Employer without the consent of the Employee, except that if the Employer shall merge or consolidate with, or transfer all or any substantial portion of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall (or, in the case of any such transfer, may) be assigned to and shall bind and run to the benefit of the successor of the Employer resulting from such merger, consolidation or transfer. The Employee may not assign, pledge or encumber his interests in this Agreement or any part hereof.

4.2 GOVERNING LAW. This Agreement has been executed on behalf of the Employer by an officer of the Employer located in the Commonwealth of Massachusetts. This Agreement and all questions arising in connection herewith shall be governed by the internal substantive laws of the Commonwealth of Massachusetts. The Employer and the Employee each consent to the jurisdiction of, and agree that any controversy between them arising out of this Agreement shall be brought in, the United States District Court for the District of Massachusetts, or such other court venued within Massachusetts as may have subject matter jurisdiction over the controversy. If both parties agree any dispute may be submitted to arbitration under rules established by The American Arbitration Association.

4.3 SEVERABILITY. If any portion of this Agreement is held to be invalid or unenforceable, such holding shall not affect or invalidate any other portion of this Agreement.

4.4 ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto) comprises the entire agreement between the parties hereto and, as of the date hereof, supersedes, cancels and annuls any and all prior agreements between the parties hereto. This Agreement may not be modified, renewed or extended orally, but only by a written instrument referring to this Agreement and executed by the parties hereto.

4.5 GENDER AND NUMBER. Words in the masculine herein may be interpreted as feminine or neuter, and words in the singular as plural, and vice versa, where the sense requires.

4.6 NOTICES. Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be effective when given by personal delivery or five business days after being sent by certified U.S. mail, return receipt requested, to the Secretary of Filene's Basement, Inc. at its principal place of business in Wellesley, Massachusetts or to the Employee at his last known address as shown on the records of the Employer.




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4.7  WITHHOLDING TAXES.  the Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.


IN WITNESS WHEREOF, the parties hereto have hereunto and to a duplicate hereof set their signatures as of the day and year first above written.

                                      FILENE'S BASEMENT, INC.

                                      By:  /s/ Mone Anathan, III
                                           -------------------------------------
                                           President
                                           -------------------------------------
                                                           Title




                                      EMPLOYEE

                                           /s/William J. Carothers
                                           -------------------------------------
                                           William J. Carothers









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                                    EXHIBIT A
                                    ---------


-    BASE SALARY: $560,000

- CASH ANNUAL BONUS: Up to 75% of Base Salary in accordance with the Employer's bonus program and based on performance against quantifiable and non-quantifiable goals as agreed upon by the parties in writing prior to each performance period.

- LIFE INSURANCE: Same coverage as provided for the Employer's CEO to be provided by and paid for by Employer.

-    EQUITY: 300,000 stock options with four year vesting.

- RELOCATION: The Employer shall pay the Employee a one-time, lump-sum relocation amount of $100,000 and shall also pay for all reasonable and customary moving and relocation expenses in accordance with Employer's moving policy set forth in EXHIBIT A-1. The Employer recognizes that it may take considerable time to sell Employee's current residence and purchase future residence and shall provide Employee with either temporary housing or a temporary housing allowance agreed upon by both parties. Further, Employer understands that a bridge loan may be needed to facilitate the purchase of a new residence and shall provide such loan or make reasonable accommodations with local lenders to provide such loan in an amount not to exceed $500,000.

- BENEFITS/PERKS: Employer shall provide health, welfare and retirement benefits during the Term. The health benefits are to be substantially similar to Employee's current coverage (21/75 Club, Metrolife number 33575 and Empire State Blue Cross/Blue Shield major medical policy #33575) as set forth in EXHIBIT A-2. The Employer shall also provide short and long term disability plans providing benefits and compensation commensurate with Employee's position and compensation level.

- COUNTRY CLUB: It is understood and incumbent upon the Employer to provide Employee with the financial means necessary to allow Employee to join and become an active full member of a local country club of his choice. Expenses covered include initiation, membership, capital charges and all other fees assessments, deposits, etc., up to a maximum of $25,000.

- VACATION: Notwithstanding any Employer policy or precedent, the Employee shall be entitled to four weeks vacation each year of the contract.


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-    RELOCATION: Without Employee's consent, Employee shall not be relocated outside a twenty-five mile radius of the workplace to which Employee was assigned.

-    SEVERANCE POLICY GUIDELINES:

If Employee's employment is terminated by the Employer pursuant to Section 1.7:

                           Employer-paid COBRA:     12 months

               For a period of 12 months, the Employer shall continue to pay the premium for the agreed upon Life Insurance amount as well as any supplemental short term and long term disability insurance.


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                                    EXHIBIT B


                          Initial Compliance Statement
                          ----------------------------

                           Conflict of Interest Policy
                           ---------------------------
                  Policy Against Trading on Inside Information
                  --------------------------------------------
                             Software Code of Ethics
                             -----------------------

Annual Compliance Statement to be submitted to the Vice President of Human Resources of the Corporation each year by the employee as defined by such Policy(s).

To:   Executive Vice President Administration and General Counsel

I hereby certify that I have reviewed the Filene's Basement, Inc. Policy regarding Conflict of Interests, and Policy Against Inside Trading, that I am personally in compliance therewith and that I have no knowledge that any other employee of the Corporation is not in compliance therewith.

In addition, I have read Filene's Basement, Inc.'s Software Code of Ethics. I am fully aware of the Corporation's software policies and agree to abide by those policies.

Name: W. Jay Carothers                       /s/ William J. Carothers
      ----------------------                 -------------------------------
Please Print                                          Signature

Location: 29 - Corporate Office                     6/23/97
          ----------------------            -------------------------------
                                                       Date




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                                    EXHIBIT C
                                    ---------

                         Definition of Change in Control
                         -------------------------------


     "Company," as used herein, shall mean Filene's Basement Corp. (or any successor), which is the parent of the Employer.

     "Change in Control" shall mean the occurrence of any one of the following events:

          (a) any 'person' as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act") (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the 'beneficial owner' (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

          (b) the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no 'person' (with the exception given and the method of determining 'beneficial ownership' used in clause (a) of this definition) acquires more than 50% of the combined voting power of the Company's then outstanding securities;

          (c) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or
     (d) of this definition) whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

          (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     For purposes of this Exhibit C, the term "Board" means the Board of Directors of the Company and the term "Stock" means the common stock of the Company.